                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ X ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              BLAIR CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              BLAIR CORPORATION
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
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       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

                               BLAIR CORPORATION

                              Warren, Pennsylvania

                            ------------------------

                NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS OF
                               BLAIR CORPORATION

                     to be held on Tuesday, April 16, 1996
                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Blair Corporation (the "Company"), a Delaware corporation, will be held in the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania, on Tuesday, April 16, 1996 at 11:00 a.m., for the following purposes:

     1. To elect thirteen Directors to serve for a term of one year and until their successors are elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the year 1996.

     3. To transact such other business as may lawfully come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 23, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

     To assure that your shares are represented at the meeting, please date, sign and return the enclosed proxy. A postage-paid, self addressed envelope is enclosed for your convenience in returning the proxy. If you decide to attend the meeting, you may revoke the proxy at any time before it is voted.

                                                          DAVID A. BLAIR
                                                                       Secretary
Dated: March 15, 1996
       Warren, Pennsylvania

                               BLAIR CORPORATION

                              Warren, Pennsylvania

                                                                  March 15, 1995

                                PROXY STATEMENT

     This Proxy Statement solicits proxies on behalf of the management of Blair Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, April 16, 1996. The Company's principal executive offices are located at 220 Hickory Street, Warren, Pennsylvania 16366.

     Under Delaware law, any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted.

     The shares represented by proxies received by the Company's management will be voted at the meeting, or at any adjournments thereof, in accordance with the specifications made therein. If no specification is made on a proxy card, it will be voted FOR the matters specified on the proxy card. All proxies not voted will not be counted toward establishing a quorum. Shareholders should note that while broker non-votes and votes for ABSTAIN will count toward establishing a quorum, passage of any proposal considered at the Annual Meeting will occur only if a sufficient number of votes are cast FOR the proposal. Accordingly, votes to ABSTAIN and votes AGAINST will have the same effect in determining whether the proposal is approved.

     On February 23, 1996, there were 9,322,132 shares of the Company's Common Stock outstanding. Only stockholders of record at the close of business on February 23, 1996 will be entitled to notice of and to vote at the meeting and any adjournments thereof, with each share being entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Company's Common Stock outstanding on February 23, 1996 will constitute a quorum.

     A copy of the 1995 Annual Report of the Company, including financial statements and a description of its operations for 1995, accompanies this Proxy Statement, but is not incorporated in this Proxy Statement by this reference. This Proxy Statement, Notice of Meeting and the enclosed proxy card are first being mailed to stockholders on or about March 15, 1996.

                             ELECTION OF DIRECTORS

     One of the purposes of the meeting is to elect 13 directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The persons named in the proxy intend to vote the proxy for the election as directors of the nominees named below. If, however, any nominee is unwilling or unable to serve as a director, which is not now expected, the persons named in the proxy reserve the right to vote for such other person as may be nominated by management. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

     The table below sets forth the name of each nominee for election as a director and the nominee's age, position with the Company, business experience and principal occupation during the past five years, and family relationships with other directors. All of the nominees, except for Kent R. Sivillo, were elected as directors at the Company's 1995 Annual Meeting of Stockholders.

                                                                                 BUSINESS
                                       POSITION WITH       DIRECTOR          EXPERIENCE DURING
            NAME            AGE           COMPANY            SINCE            PAST FIVE YEARS
            ----            ---           -------            -----            ---------------
David A. Blair(1)           45      Secretary and Order      1988    Secretary, January 1,
                                 Handling Service Director           1991--present; Customer Relations
                                                                     Manager, June 1, 1982--May 31,
                                                                     1993; Order Handling Service
                                                                     Director, June 1, 1993--present.

Robert W. Blair(1)          65            Director           1962    Executive Vice President, January
                                                                     1, 1990--December 31, 1990;
                                                                     Secretary, July 16,
                                                                     1963--December 31, 1990; member
                                                                     of Executive Committee, April 16,
                                                                     1968--December 31, 1990.

Steven M. Blair(2)          52         Vice President        1986    Vice President (Order Handling)
                                      (Order Handling)               for the past five years.

Robert D. Crowley           46   Vice President (Menswear)   1994    Vice President (Menswear) for the
                                                                     past five years.

John O. Hanna               64            Director           1992    President and Chief Executive
                                                                     Officer of Northwest Savings
                                                                     Bank, PaSA, Warren, PA, since
                                                                     January, 1977.

Gerald A. Huber             67            Director           1992    Senior Vice President and
                                                                     Manager, Warren Area Trust
                                                                     Department, Marine Bank, Erie,
                                                                     PA, July 1, 1982--June 30, 1992.

Murray K. McComas           59   President, Chairman of the   1977   President, Chairman of the Board
                                    Board and member of              and member of Executive Committee
                                    Executive Committee              for the past five years.

Thomas P. McKeever          47    Vice President (Employee   1994    Vice President (Employee
                                   and Public Relations)             and Public Relations) for the
                                                                     past five years.

Michael J. Samargya         62         Vice President        1973    Vice President (Data Processing)
                                     (Data Processing)               for the past five years.

Giles W. Schutte            64   Executive Vice President,   1972    Executive Vice President,
                                  Treasurer and member of            Treasurer and member of Executive
                                    Executive Committee              Committee for the past five
                                                                     years.

Kent R. Sivillo             49    Assistant Treasurer and      *     Assistant Treasurer and Assistant
                                  Assistant Vice President           Vice President for the past five
                                                                     years.

Blair T. Smoulder           53    Executive Vice President   1986    Executive Vice President and
                                  and member of Executive            member of Executive Committee for
                                         Committee                   the past five years.

John E. Zawacki             47         Vice President        1988    Vice President (Womenswear) for
                                        (Womenswear)                 the past five years.

---------
(1) Mr. David A. Blair is the nephew of Mr. Robert W. Blair.

(2) Mr. Steven M. Blair is not related to either Mr. Robert W. Blair or Mr. David A. Blair.


     The table below sets forth the name of each executive officer of the Company not listed above, his name, age, position with the Company, present principal occupation and business experience during the past five years.

                                                           EXECUTIVE             BUSINESS
                                       POSITION WITH        OFFICER          EXPERIENCE DURING
            NAME            AGE           COMPANY            SINCE            PAST FIVE YEARS
            ----            ---           -------            -----            ---------------
Timothy J. Baker            49         Vice President        1990    Vice President (Planning) for the
                                         (Planning)                  past five years.

C. Wayne Kipple             53         Vice President        1980    Vice President (Home Products)
                                      (Home Products)                for the past five years.

John A. Lasher              44         Vice President        1987    Vice President (Advertising) for
                                       (Advertising)                 the past five years.

Randall A. Scalise          41         Vice President        1993    Vice President (Merchandise
                                   (Merchandise Handling)            Handling), January 20, 1993--
                                                                     present; Assistant Vice President
                                                                     (Merchandise Handling), April,
                                                                     1991--January, 1993; Assistant
                                                                     Vice President (Womenswear),
                                                                     March, 1988--March 1991.

James H. Smith              49         Vice President        1995    Vice President (Building and
                                  (Building and Property)            Property), January 18, 1995--
                                                                     present; Assistant Vice President
                                                                     (Building and Property), April
                                                                     17, 1990--January 18, 1995.

William A. Tucker           42    Vice President (Mailing)   1989    Vice President (Mailing) for the
                                                                     past five years.

Lawrence R. Vicini          47         Vice President        1992    Vice President (International
                                   (International Trade)             Trade), June 22, 1992--present;
                                                                     Assistant Vice President
                                                                     (International Trade), January,
                                                                     1991--June, 1992; Assistant Vice
                                                                     President (Menswear), March,
                                                                     1989--January, 1991.

Richard E. Zimmerman        55         Vice President        1986    Vice President (Personnel) for
                                        (Personnel)                  the past five years.

PRINCIPAL HOLDERS OF COMMON STOCK

     (a) Security Ownership of Certain Beneficial Owners. The table below sets forth information as of February 23, 1996 with respect to each person and institution known to the Company's management to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock.

                     NAME AND ADDRESS          AMOUNT AND NATURE OF               PERCENT
                   OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP               OF CLASS
                   -------------------         --------------------               --------
              John L. Blair
              108 East Street
              Warren, PA 16365                    1,225,001(1)                      13.14%

              PNC Bank Corporation
              5th Ave. & Wood Street
              Pittsburgh, PA 15222                1,403,123(2)                      15.05%

---------

(1) Such amount includes (i) 153,309 shares of Common Stock held in a trust of which Mr. John L. Blair is a co-trustee with a commercial bank; and (ii) 58,646 shares of Common Stock held in two trusts, each of 29,323 shares, of which Mr. John L. Blair is a co-trustee with a commercial bank, for the benefit of each of Mr. Blair's children. Such amount does not include 110,252 shares of Common Stock, owned of record by Mr. John L. Blair's wife, as to which Mr. John L. Blair disclaims beneficial ownership.

(2) All of these shares are held by PNC Bank, N.A., in a safekeeping agency account with the Depository Trust Company. PNC Bank, N.A. currently serves as the trustee, administrator or registered owner of 97 separate trust, custodial and estate accounts which are the record or beneficial owners of the Company's Common Stock, none of which is individually the record or beneficial owner of five percent or more of the Company's outstanding Common Stock. PNC Bank, N.A. disclaims beneficial ownership of these shares.


     (b) Security Ownership of Management. The following table sets forth, as of February 23, 1996, certain information with respect to the Company's Common Stock owned beneficially by each director and nominee for election as a director, which includes all of the executive officers named below under "Executive Compensation," and by all directors and executive officers of the Company as a group.

                                                          NUMBER OF SHARES
                                                           AND NATURE OF
                              NAME OF                        BENEFICIAL           PERCENT
                          BENEFICIAL OWNER                   OWNERSHIP            OF CLASS
                          ----------------                   ---------            --------
              David A. Blair                                     36,175(1)(2)         .4%
              Robert W. Blair                                   232,730(2)           2.5%
              Steven M. Blair                                    15,495(2)            .2%
              Robert D. Crowley                                   5,750(2)           .06%
              John O. Hanna                                       2,100(2)           .02%
              Gerald A. Huber                                     1,900(2)           .02%
              Murray K. McComas                                  42,375(2)            .5%
              Thomas P. McKeever                                  9,050               .1%
              Michael J. Samargya                                28,650               .3%
              Giles W. Schutte                                   22,410(2)            .2%
              Kent R. Sivillo                                     9,650               .1%
              Blair T. Smoulder                                  11,650(2)            .1%
              John E. Zawacki                                     6,750(2)           .07%
              All directors and executive officers as           504,610(1)(2)(3)     5.4%
                a group (includes 21 persons)

---------

(1) Such share totals include, with respect to Mr. David A. Blair, 32,175 shares held in a revocable trust established by Mr. David A. Blair and administered by a commercial bank.

(2) The share totals do not include the following shares of stock held by a bank as trustee for the benefit of the indicated nominee, as to which the indicated nominees have no voting or investment power, beneficial interest in which shares is disclaimed by such nominees: Mr. Robert W. Blair (46,667 shares) and Mr. David A. Blair (7,426 shares). The share totals in the table also do not include the following shares of Common Stock held by and for the benefit of members of the immediate families of certain nominees, as to which the indicated nominees have no voting or investment power, beneficial interest in which are disclaimed by such nominees: Mr. David A. Blair (2,185 shares), Mr. Robert W. Blair (7,160 shares), Mr. Steven M. Blair (7,500 shares) Mr. Robert D. Crowley (9,998 shares), Mr. John O. Hanna (300 shares), Mr. Gerald A. Huber (10 shares), Mr. Murray K. McComas (3,980 shares), Mr. Giles W. Schutte (13,430 shares), Mr. Blair T. Smoulder (8,900 shares) and Mr. John E. Zawacki (9,554 shares). In addition, the share totals do not include 1,065 shares of Common Stock which are held by or for the benefit of members of the immediate families of executive officers of the Company not identified individually in this chart, as to which such executive officers have no voting or investment power, beneficial interest in which is disclaimed by such executive officers.

(3) Such share totals include an aggregate of 7,100 shares of Common Stock jointly owned by the directors and executive officers with their spouses.

                               EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded to, earned by, or paid to the Company's chief executive officer, Mr. Murray K. McComas, and its four most highly compensated executive officers other than Mr. McComas for all services rendered to the Company during 1995 and for each of the previous two years:

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                 -----------------------------------------
               NAME AND                                                     OTHER ANNUAL          ALL OTHER
          PRINCIPAL POSITION             YEAR    SALARY(1)    BONUS(2)     COMPENSATION(3)     COMPENSATION(4)
          ------------------             ----    ---------    --------     ---------------     ---------------
Murray K. McComas.....................   1995    $ 507,316    $15,220         $ 166,744            $68,781
President and                            1994      466,506     41,986           131,094             61,369
Chairman of the Board                    1993      445,288     26,717           133,837             68,023

Michael J. Samargya...................   1995      321,884      9,657            55,867             48,603
Vice President                           1994      295,982     25,832            47,676             44,363
(Data Processing)                        1993      282,504     16,950            58,745             47,599

Giles W. Schutte......................   1995      372,056     11,162            81,392             73,176
Executive Vice                           1994      342,128     30,674            65,591             63,812
President and Treasurer                  1993      326,552     19,593            85,783             69,317

Blair T. Smoulder.....................   1995      372,056     11,162            81,392             48,605
Executive Vice                           1994      342,128     30,443            65,642             42,545
President                                1993      326,552     19,593            85,784             48,765

John E. Zawacki.......................   1995      273,632      8,209            51,228             34,627
Vice President                           1994      251,426     22,628            46,348             29,797
(Womenswear)                             1993      236,660     14,200            58,176             34,554

---------

(1) There were no directors' fees paid to the named executive officers during the years 1995, 1994 and 1993.

(2) For fiscal years 1993, 1994, and 1995 the Company's executive officers earned bonuses in accordance with the schedule set forth herein in the "Report of the Executive Officer Compensation Committee." The applicable bonus percentage was 6% of 1993 salary income earned, 9% of 1994 salary income earned and 3% of 1995 salary income earned. The 1993 bonuses were paid by the Company in 1994, the 1994 bonuses were paid by the Company in 1995 and the 1995 bonuses were paid in February, 1996.

    In all cases, bonuses paid equal a percentage of the executive officer's salary income earned in the preceding fiscal year, which percentage varies depending upon the Company's annual net income during such preceding fiscal year.

(3) This aggregate figure includes the dollar value of the difference between the price paid by the named executive officer for stock and the fair market value of the stock purchased on the date of purchase pursuant to the Company's Employee Stock Purchase Plan, and the sum of amounts reimbursed for payment of taxes on restricted stock awards and interest imputed on the deferred payment for restricted stock not yet fully paid for with respect to the named executive officer.

    Aggregate restricted stock award holdings as of the Company's last fiscal year end for each of the named executive officers were:

                                                            NUMBER OF SHARES     DOLLAR VALUE
                                                            ----------------     ------------
            Murray K. McComas............................        16,350            $415,774
            Michael J. Samargya..........................         5,750             146,666
            Giles W. Schutte.............................         8,050             207,915
            Blair T. Smoulder............................         8,050             207,915
            John E. Zawacki..............................         5,750             146,666

     Restricted stock awards are made under the Company's Employee Stock Purchase Plan. The purchase price for shares purchased under the Plan is paid over time out of cash dividends, when and if declared and paid by the Company. No cash is received by the Company at the time the shares are purchased, although the participant receives the rights to receive dividends and vote the shares at that time. Awarded shares are subject to repurchase by the Company, for the dividends which have been paid toward the purchase price, if the participant's employment with the Company terminates for reasons other than death, retirement or disability. There is no vesting schedule, and vesting occurs when stock received under said Plan is fully paid, which will vary with the Company's dividend policy from year to year. Dividends will be paid on all shares of restricted stock received pursuant to this Plan as and when dividends are declared by the Company with respect to all of its outstanding Common Stock.

(4) Includes the Company's contributions made for the benefit and on behalf of the named executive officer under the following:

     A. Life Insurance--The dollar value of premiums for term life insurance (having a face value in excess of $50,000) paid by the Company for the benefit of each of the named executive officers is:

                                                                   1993       1994       1995
                                                                   ----       ----       ----
            Murray K. McComas..................................   $ 3,534    $ 3,757    $ 3,757
            Michael J. Samargya................................     2,079      3,465      3,822
            Giles W. Schutte...................................     3,856      4,119      4,523
            Blair T. Smoulder..................................     1,582      1,690      1,855
            John E. Zawacki....................................       380        703        780

     B. The Dollar Value of All Unused Personal and Vacation Days Paid by the Company to Each of the Named Executive Officers is:

                                                                 1993        1994        1995
                                                                 ----        ----        ----
            Murray K. McComas...............................          0           0           0
            Michael J. Samargya.............................   $  5,284    $  5,446    $  6,023
            Giles W. Schutte................................     18,323      18,884      21,304
            Blair T. Smoulder...............................          0           0           0
            John E. Zawacki.................................          0           0           0

    C. The Company's Savings Plan--Under the Savings Plan, which is available to all full-time employees of the Company with one year of service, the Company matches employees' contributions to the Plan of 1% to 5% of their salary. The Company's contributions, and the earnings thereon, are subject to divestiture in accordance with a vesting schedule under which 20% vests after three years of service to the Company, with an additional 20% vesting after each year thereafter until full vesting is achieved after seven years of service. Amounts allocated to the named executive officers are:

                                                                   1993       1994       1995
                                                                   ----       ----       ----
            Murray K. McComas..................................   $ 5,140    $ 7,440    $ 9,384
            Michael J. Samargya................................     5,004      7,190      9,366
            Giles W. Schutte...................................     5,028      8,156      9,455
            Blair T. Smoulder..................................     5,028      8,076      9,369
            John E. Zawacki....................................     4,842      8,022      9,381

    D. The Company's Profit Sharing and Retirement Plan--Under the Profit Sharing and Retirement Plan, which covers all employees of the Company, the Company contributes 10% of its "adjusted net income," as defined in the Plan, to the Plan's trust fund. Amounts contributed by the Company to the trust fund are allocated among participating employees based on salary and years of service to the Company, but allocations to the executive officers listed in this table are limited to $30,000 (adjusted to take into account cost-of-living adjustments provided for under
       Section 415(d) of the Internal Revenue Code since 1986). The amounts allocated are invested in accordance with the instructions of the individual Plan participants in investments approved by the Plan trustees. Amounts allocated to the named executive officers are:

                                                                  1993        1994       1995
                                                                  ----        ----       ----
            Murray K. McComas................................   $ 19,718    $ 15,115    $ 9,401
            Michael J. Samargya..............................     19,986      15,195      9,389
            Giles W. Schutte.................................     19,936      13,636      9,395
            Blair T. Smoulder................................     19,936      13,795      9,370
            John E. Zawacki..................................     19,986      13,914      9,340

    E. Benefit Restoration Plans--The following amounts were paid as reimbursement under the Company's benefit restoration plans to compensate the named executive officers for benefits not otherwise paid under the Savings Plan and the Profit Sharing and Retirement Plan due to limitations imposed by tax law:

                                                                 1993        1994        1995
                                                                 ----        ----        ----
            Murray K. McComas...............................   $ 39,631    $ 35,057    $ 46,239
            Michael J. Samargya.............................     15,246      13,069      20,003
            Giles W. Schutte................................     22,174      19,017      28,499
            Blair T. Smoulder...............................     22,219      18,984      28,011
            John E. Zawacki.................................      9,346       7,158      15,126

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Audit Committee of the Board of Directors, consisting of David A. Blair, John O. Hanna, and Gerald A. Huber, and a standing Nominating Committee consisting of Robert W. Blair, John O. Hanna, and Murray K. McComas. The Executive Officer Compensation Committee, currently consisting of Robert W. Blair, Gerald A. Huber, and John O. Hanna, recommends policies for and levels of executive officer compensation other than awards under the Company's Employee Stock Purchase Plan. The Executive Payroll Compensation Committee, consisting of Murray K. McComas, Giles W. Schutte, and Blair T. Smoulder, recommends policies and levels of compensation for non-executive officers. In addition, the Employee Stock Purchase Plan Committee, currently consisting of Robert W. Blair, John O. Hanna, and Gerald A. Huber, administers the Company's Employee Stock Purchase Plan.

     During 1995, the Board of Directors held ten meetings. The Employee Stock Purchase Plan Committee met once. The Executive Officer Compensation Committee held three meetings and the Audit Committee held three meetings. The Executive Payroll Compensation Committee met eight times in 1995. Each nominee for election to the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he served (during the periods that he served), except for Michael J. Samargya, who attended seven of the ten meetings held by the Board of Directors in 1995.

COMPENSATION OF DIRECTORS

     In 1995, non-management members of the Board of Directors received an annual retainer of $3,000. In 1995, non-management members also received compensation in the amount of $500 for each meeting of the Board of Directors attended and $400 for each meeting attended of the Committees of the Board of Directors. Management members of the Board of Directors are not compensated for attending meetings of the Board of Directors or its Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Officer Compensation Committee consists of Robert W. Blair, John O. Hanna and Gerald A. Huber. The Employee Stock Purchase Plan Committee consists of Robert W. Blair, John O. Hanna, and Gerald A. Huber. Both Mr. Hanna and Mr. Huber are nonemployee directors of the Company. Mr. Robert W. Blair was a Vice President and Executive Vice President of the Company in 1989 and 1990, respectively, but he has not served as a Company employee since that time. Although not an appointed member of the Executive Officer Compensation Committee, Murray K. McComas, the Company's President, participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself at the request of the Executive Officer Compensation Committee.

                       COMPENSATION COMMITTEE REPORTS ON
                         EXECUTIVE OFFICER COMPENSATION

     For fiscal year 1995, decisions on compensation for executive officers of the Company were made by the Executive Officer Compensation Committee and the Employee Stock Purchase Plan Committee. In accordance with the rules of the Securities and Exchange Commission (the "SEC") designed to enhance disclosure of policies with respect to executive compensation, set forth below are reports submitted by these committees addressing the Company's compensation policies with respect to executive officers for fiscal year 1995.

Report of the Executive Officer Compensation Committee

     The Executive Officer Compensation (the "EOC") Committee of the Board of Directors is responsible for salary levels and bonuses for all officers of the Company deemed by the Board of Directors to be within the SEC's definition of "executive officer," i.e., a company's president, any vice president in charge of a principal business unit, division or function or any other officer or person who performs similar policy-making functions for the company. The minutes of meetings of the EOC Committee at which compensation decisions are reached are acknowledged and approved by the full Board of Directors of the Company.

     On January 18, 1995, the EOC Committee approved a 3% increase in the salary of Murray K. McComas, the Company's Chief Executive Officer, and Messrs. Samargya, Schutte, Smoulder, and Zawacki, effective January 23, 1995. Mr. McComas participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself. Mr. McComas was not present when the EOC Committee evaluated him and determined his salary level and the salary levels of the Company's two Executive Vice Presidents (Messrs. Schutte and Smoulder).

     The EOC Committee's decisions on salary levels for executive officers ultimately were subjective, based on consideration of a number of factors. No one factor was determinative of the salary level of any of the five named executive officers. Moreover, the EOC Committee did not weigh any one factor against any other in a way that makes it possible to assign a numerical value to the weight of any factor in the determination of the salaries of the Chief Executive Officer and the four other named executive officers.

     The EOC Committee first determined that a greater proportion of the total compensation paid to executive officers should be tied to performance goals through the Company's Executive Officer Bonus Plan. This resulted in the EOC Committee's decision to minimize salary increases. The EOC Committee also considered the Company's historical executive officer salary levels and salary increases in the context of the independent consultant's study discussed below. The Company does not contemplate a targeted "mix" of salary and bonus, but believes that its executive officers should be incentivized through greater bonus compensation tied to the Company's performance and lower salary increases. The actual "mix" achieved for 1995 reflects this effort to hold down the rate of salary increase while, at the same time, provide a greater economic opportunity to earn bonus compensation.

     Considering the increase in the Consumer Price Index and the EOC Committee's satisfaction with the individual performances of the five named executive officers, the EOC Committee determined that a 3% increase in salary was appropriate for the five named executive officers.

     The EOC Committee's decisions with respect to bonuses for executive officers were made on December 16, 1993, when the EOC Committee established a new bonus schedule for executive officers. The bonus schedule was made effective retroactively for fiscal year 1992, and has been effective for fiscal years 1993 and 1994. On December 19, 1994 the EOC Committee reviewed and approved the bonus schedule for fiscal year 1995. Under the bonus schedule, executive officers may receive bonuses equal to a percentage of their salary income for the year. The percentage is dependent upon the range of the Company's after-tax income for the year. If the Company's after-tax net income falls within a higher range, the executive officers receive a larger bonus. The schedule is set forth below.

                                                                             BONUS
            RANGE OF COMPANY NET INCOME                                   PERCENTAGE
            ---------------------------                                   ------------
            Less than $25 million......................................        0%
            $25 million, but less than $30 million.....................        3%
            $30 million, but less than $35 million.....................        6%
            $35 million, but less than $40 million.....................        9%
            $40 million, but less than $45 million.....................       12%
            $45 million and above......................................       15%

     In fiscal year 1995, the Company had net income of $25,267,910, and, as a result, the Company's executive officers earned bonuses in 1995 equal to 3% of their 1995 salary income.

     The bonus schedule replaces, for executive officers, the schedule applicable to the Company's bonus plan for all other employees. The EOC Committee adopted the bonus schedule after deciding that executive officers' total compensation should be more closely linked to corporate performance, as discussed above, so as to more closely align their interests with the interests of the Company's stockholders. While the above bonus schedule for executive officers' bonuses is triggered when the Company's net income is at least $25 million, the bonus schedule for all other employees' bonuses is triggered when the Company's net income is at least $15 million.

     At its December 16, 1993 meeting, the EOC Committee considered data supporting its decision to more closely link executive officer compensation to corporate performance. The EOC Committee considered the results of a study conducted by a nationally-recognized independent consultant in executive compensation. The study encompassed executive compensation practices in 93 businesses in the retail sector in the United States, both public and private, including a number of mail order companies. The study covered more than 50 executive job descriptions or positions in the businesses surveyed.

     The study showed that the total compensation for the executives in the 93 companies consisted of approximately 79% base salary and 21% bonuses. In contrast, the Company's executive officers, in the same time period, received 97% of their compensation in base salary and 3% in bonuses. As a result of the adjustments made by the EOC Committee to the compensation of Mr. McComas and the other four named executive officers, their respective compensations earned in 1992 consisted of 92% base salary and 8% bonus, 94% base salary and 6% bonus in 1993, 92% base salary and 8% bonus in 1994, and 97% base salary and 3% bonus in 1995.

     The EOC Committee determined that the independent study supported its decision regarding total compensation levels to minimize salary increases for the Company's executive officers and to place increased reliance on greater potential bonus compensation for executive officers. The EOC Committee also determined that a single bonus schedule for all executive officers was appropriate at this time in light of such factors as teamwork, the absence at the Company of independent business units and the general contribution of all executive officers to the Company's performance.

                                       MEMBERS OF THE EXECUTIVE OFFICER
                                       COMPENSATION COMMITTEE

                                       Gerald A. Huber (Chairman)
                                       Robert W. Blair
                                       John O. Hanna

Report of the Employee Stock Purchase Plan Committee

     Awards under the Company's Employee Stock Purchase Plan (the "Plan") are the responsibility of the Employee Stock Purchase Plan ("ESPP") Committee. The ESPP Committee is made up of directors who have not, within one year, been granted rights to purchase shares pursuant to the Plan, in order for grants under the Plan to satisfy SEC Rule 16b-3. Decisions of the ESPP Committee are final and binding on the Company.

     Awards under the Plan were designed primarily to recognize the contributions of individual key employees to the Company's performance and to align the interests of management and stockholders. For many years, the Company has endorsed the view that management and key employees of the Company should be stockholders of the Company so that they will be motivated to increase stockholder value. This policy is implemented through the award to selected employees of the Company of rights to purchase shares of the Company's Common Stock under the Plan. Awards ordinarily are made once each year.

     The ESPP Committee selects employees to receive awards under the Plan (based, in part, on recommendations of the Company's executive officers and department heads as to employees who are not executive officers), determines the number of shares subject to the award, and chooses the price at which shares will be made available for purchase under the Plan. Because the price paid to purchase the stock under the grant is below fair market value and is paid out of dividends earned on the purchased shares, the price at which the shares are sold directly affects the degree to which grants under the Plan serve as incentive compensation for future performance rather than as bonuses for past performance. Moreover, since dividends reflect corporate earnings, as earnings increase, dividends likely increase and the purchaser is more likely to be vested sooner with full ownership rights to such shares.

     Many factors, both objective and subjective, were considered by the ESPP Committee before making grants in 1995, including, but not limited to, the Company's financial performance, the historic responsibilities and performance of individual employees, prior grants to the employee, and the employee's current vested and unvested ownership of the Company's common stock. There is no direct correlation between regular salary and awards under the Plan. No award was specifically tied to any one measure of performance or factor, and the ESPP Committee did not assign relative weights to the factors it considered in a way that would make it possible to assign a numerical value to the weight of any factor. Full ownership of the shares ordinarily does not vest, however, until they are fully paid for out of corporate dividends. The Company's dividend level can thus affect the full vesting of the shares, and the market price of the shares in large part determines the value of the grant to an individual executive.

     In fiscal year 1995, the ESPP Committee awarded grants under the Plan for the purchase of an aggregate of 49,150 shares of the Company's Common Stock to 88 of the Company's employees, 16 of whom were executive officers of the Company. Awards for all employees ranged from 250 shares to 3,600 shares, with 1,362 being the average number of shares sold to the Company's executive officers. The purchase price for all shares sold under the Plan in 1995 was $11 per share, at a time when the Company's Common Stock was trading at $34.375 per share. Over the past several years, the purchase price for stock awarded pursuant to the Plan has been approximately one-third of market value at the time of grant.

     Mr. McComas, the Company's Chief Executive Officer, received a grant of 3,600 shares, having a value of $84,150 by reason of the difference between the price paid and the fair market value of the stock at the time of purchase. While the ESPP Committee's decision with respect to Mr. McComas' grant was a subjective one, not based on any one factor or any weighing of one factor against another, the ESPP Committee was of the view that the combination of his strong leadership of the Company, the Company's recent performance, and the need to further incentivize him to continue his tradition of exemplary leadership warranted a grant of that size.

                                       MEMBERS OF THE EMPLOYEE STOCK
                                       PURCHASE PLAN COMMITTEE

                                       Robert W. Blair (Chairman)
                                       John O. Hanna
                                       Gerald A. Huber

                               PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the AMEX Market Value Index and the S&P Retail Composite Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among Blair Corporation Common Stock, AMEX Market Value Index
                    and S&P Retail Stores Composite Index**

                                                                    S&P Retail
      Measurement Period           Blair           AMEX Market        Stores
    (Fiscal Year Covered)       Corporation        Value Index    Composite Index
    ---------------------       -----------        -----------    ---------------
1/1/91                              100                100              100
1991                                129                128              158
1992                                165                130              186
1993                                133                155              178
1994                                133                141              162
1995                                112                190              182

Assumes $100 invested on January 1, 1991 in Blair Corporation Stock, AMEX Market Value Index and S&P Retail Composite Index.

 * Total return assumes reinvestment of dividends.

** Fiscal year ending December 31.

     The closing price of the Company's Common Stock on the American Stock Exchange on March 7, 1996, was $26.625.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Another purpose of the meeting is to ratify the reappointment by the Board of Directors of the firm of Ernst & Young LLP as independent certified public accountants to examine the financial statements and to perform the annual audit for the Company for the year December 31, 1996, such appointment to continue at the pleasure of the Board of Directors.

     A resolution calling for the ratification of the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors recommends ratification of the appointment of Ernst & Young LLP.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than the matters that are set forth in the Notice of the Annual Meeting of Stockholders that accompanies this Proxy Statement and are described herein. In the event that any such matters do come properly before the meeting, it is intended that the persons named in the form of proxy solicited by management will vote all proxies in accordance with their best judgment.

RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposals which are to be presented for action at the 1997 Annual Meeting of Stockholders must be received by David A. Blair, Secretary, Blair Corporation, 220 Hickory Street, Warren, Pennsylvania 16366, no later than November 15, 1996.

EXPENSE OF SOLICITATION OF PROXIES

     The cost of soliciting proxies by means of this Proxy Statement will be borne by the Company. The Company may make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy solicitation material to the beneficial owners of the Company's Common Stock and may reimburse them for their expenses in doing so.

                                                        DAVID A. BLAIR
                                                                       Secretary

PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF BLAIR CORPORATION

     The undersigned hereby appoints Murray K. McComas, David A. Blair, and Giles W. Schutte, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Blair Corporation, to be held at the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania on Tuesday, April 16, 1996 at 11:00 A.M. and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present in the manner directed by the undersigned as follows:


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM I AND FOR THE RATIFICATION OF AUDITORS IN ITEM II; AND THE PROXIES ARE AUTHORIZED, IN ACCORDANCE WITH THEIR JUDGMENT, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.


                              FOLD AND DETACH HERE


                                   [PICTURE]

BLAIR CORPORATION HEADQUARTERS
     220 Hickory Street
    Warren, Pennsylvania

                                                           PLEASE MARK
                                                           YOUR VOTES AS   [ X ]
                                                           INDICATED IN
                                                           THIS EXAMPLE


THE BOARD RECOMMENDS A VOTE FOR THE                   Vote for all nominees listed              WITHHOLD AUTHORITY
ELECTION OF THE NOMINEES LISTED                          below (except as shown              to vote for all nominees
IN ITEM I.                                               below to the contrary)                    listed below

I. ELECTION OF DIRECTORS:                                        [   ]                                 [   ]
   Nominees:
   David A. Blair          Thomas P. McKeever
   Robert W. Blair         Michael J. Samargya
   Steven M. Blair         Giles W. Schutte
   Robert D. Crowley       Kent R. Sivillo
   John O. Hanna           Blair T. Smoulder
   Gerald A. Huber         John E. Zawacki
   Murray K. McComas

(instructions: To withhold authority to vote for any INDIVIDUAL NOMINEES write the nominee's name on the line provided below.)

----------------------------------------------------


THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
OF ERNST & YOUNG LLP AS AUDITORS IN ITEM II.
                                                         FOR       AGAINST       ABSTAIN
II. RATIFICATION OF ERNST & YOUNG LLP
    AS AUDITORS:                                         [  ]       [  ]          [  ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Signature(s)___________________________________________________________________________        Date__________ 1996
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.


                              FOLD AND DETACH HERE


BLAIR(R)
WARREN, PENNSYLVANIA 16366
QUALITY AND VALUE SINCE 1910